Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 SECOND QUARTER NET SALES

INCREASES 2022 GUIDANCE TO $1 BILLION IN NET SALES AND EPS TO $3.25

New York, New York, July 21, 2022 Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended June 30, 2022, net sales rose to $244.7 million, up 18% from $207.6 million from the second quarter of 2021. At comparable foreign currency exchange rates, consolidated 2022 second quarter net sales increased 24% compared to the second quarter of 2021. Of note, the average dollar/euro exchange rate for the current second quarter was 1.06 compared to 1.20 in the second quarter of 2021 while for the first half of 2022, the average dollar/euro exchange rate was 1.09 compared to 1.20 in the first half of 2021. Inter Parfums plans to issue results for the 2022 second quarter on or about August 9, 2022.

Net Sales:

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change
	($ in millions)

European based product sales	$166.3	$161.2	3%	$348.5	$320.9	9%
United States based product sales	78.4	46.4	69%	146.9	85.2	72%
	$244.7	$207.6	18%	$495.4	$406.1	22%

Jean Madar, Chairman & CEO of Inter Parfums stated, “Despite supply chain disruptions, inflation, lockdowns, transportation issues, the strength of the dollar, store closures, sanctions, the slow recovery of international travel, logistics difficulties in the U.S. caused by a change in shipping software by our local partner, and the war in Eastern Europe, 2022 is proving to be an exceptionally strong year for us on both sides of the Atlantic. Second quarter sales by our U.S. operations were outstanding, with substantial comparable quarterly gains by GUESS?, Abercrombie & Fitch, Oscar de la Renta, and MCM, increasing 39%, 40%, 35%, and 56%, respectively. Incremental sales of Ferragamo fragrances also factored into the increase. Of note, Uomo by GUESS? was the only major launch during the second quarter; legacy scents and flankers fueled the gains by the other brands. Among the new flankers which launched in the second quarter were Authentic Moment by Abercrombie & Fitch, and a collector’s edition of our MCM scent.”

On the subject of European operations, Mr. Madar noted, “The surge in the dollar masked the gains by our leading brands. Montblanc, for example, grew net sales by 6% in dollars but 20% in euro. Similarly, Jimmy Choo brand sales rose 4% in dollars and 18% in euro, while Coach sales increased 13% in dollars and 28% in euros. In fact, in total, our European operations generated sales growth of 17% in euro but only 3% in dollars. On the upside, our gross margin will once again benefit from a strong dollar as almost 50% of net sales by our European based operations are denominated in U.S. dollars, while most of its costs are incurred in euro. In the second quarter, we launched the Moncler duo, Jimmy Choo Man Aqua and Lanvin Mon Éclat, along with the rollouts of Montblanc Legend Red, Kate Spade Sparkle and Coach Wild Rose which debuted in the first quarter.”

Inter Parfums, Inc.	Page 2

July 21, 2022

Mr. Madar went on to say, “We have a number of new product launches in the second half of the year, including Cosmic Sky for Anna Sui, a new Away flanker for Abercrombie & Fitch, and Ferragamo Bright Leather for U.S. operations. In addition, during the second half of the year, we will generate our first ever sales of Donna Karan and DKNY fragrance. For European operations, a new Coach men’s line will debut along with an extension of the Jimmy Choo I Want Choo line. Also planned is a new men’s line for Boucheron, two Rochas flankers for Byzance and Eau de Rochas, and a new member of the Collection Extraordinaire by Van Cleef & Arpels.”

Repetto license agreement

Inter Parfums and Repetto decided, by mutual agreement, to terminate the perfume license agreement effective September 28, 2022.

Increases 2022 Guidance

Russell Greenberg, Executive Vice President & CFO noted, “Business continues to exceed expectations, and the level of orders that we have booked for the second half of the year points to 2022 net sales of approximately $1 billion, resulting in diluted net income per share of $3.25. Guidance assumes that the average dollar/euro exchange rate remains at current levels, and there is no significant resurgence of the COVID-19 pandemic.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO	The Equity Group Inc.
(212) 983-2640	Karin Daly (212) 836-9623/kdaly@equityny.com

rgreenberg@interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com	www.theequitygroup.com